Exhibit 99.2

GABLES REALTY LIMITED PARTNERSHIP

NOTICE OF REDEMPTION

OF

8.625% SERIES B PREFERRED UNITS

NOTICE IS HEREBY GIVEN that, pursuant to Section 5 of Exhibit F to the Seventh Amended and Restated  Agreement of Limited Partnership (the “Partnership Agreement”), of Gables Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), the Partnership has called for redemption and will redeem on November 17, 2003 (the “Redemption Date”) all 2,000,000 of its outstanding 8.625% Series B Preferred Units (the “Preferred Units”) for a redemption price of $25.00 per unit, plus $0.36536458 in accrued and unpaid distributions thereon as of the Redemption Date, for an aggregate redemption price of $25.36536458 per Preferred Unit (the “Redemption Price”).   Redemption of the Preferred Units is being made at the option of the Partnership pursuant to Section 5(a) of Exhibit F to the Partnership Agreement.

Payment of the Redemption Price, less any applicable withholding tax, will be made to the holders of record of the Preferred Units on the Redemption Date as they appear in the records of the Partnership upon presentment and surrender of the Preferred Units to the Partnership at the following address:

Gables Realty Limited Partnership
c/o Gables Residential Trust
2859 Paces Ferry Road
Suite 1450
Atlanta, GA  30339
Tel. (770) 436-4600
Fax. (678) 309-5589

Distributions on the Preferred Units shall cease to accrue on and after the Redemption Date, and holders of Preferred Units will not have any rights as holders of the Preferred Units other than the right to receive the Redemption Price, without interest.

Payment of the Redemption Price, less any applicable withholding tax, will be made upon presentment and surrender of the Preferred Units and delivery of written instructions for payment to the Partnership pursuant to a Notice of Presentment and Surrender in accordance with this Notice of Redemption.

IMPORTANT TAX INFORMATION

U.S. holders exempt from backup withholding should indicate their exempt status on the enclosed Form W-9.  A foreign person may qualify as an exempt recipient by submitting to the Partnership the applicable Internal Revenue Service Form W-8, properly completed and signed under penalties of perjury, attesting to that holder’s exempt status.   The applicable Form W-8 can be obtained from the Partnership.

Under Federal income tax laws, each holder of Preferred Units is required to provide the Partnership (as payor) with such holder’s correct tax payer identification number (“TIN”) on Form W-9 enclosed with this notice or otherwise establish a basis for exemption from backup withholding.  Each holder is required to provide the Partnership the TIN (i.e., social security number or employer identification number) of the registered holder.  The TIN must be provided directly to the Partnership.  In addition to certifying that the TIN provided is the holder’s correct TIN, the holder must also certify it is not subject to backup withholding and that it is a U.S. person (including a U.S. resident alien).  If the Preferred Units are registered in more than one name in the records of the Partnership or are not held in the name of an actual owner, consult the instructions accompanying the enclosed Form W-9 for additional guidance on which number to report.

If the Partnership is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments, including payment of the Redemption Price, made to such holder with respect to Preferred Units redeemed by the Partnership may be subject to backup withholding.  If the holder makes a false statement with no reasonable basis that results in no backup withholding, a $500 penalty may be imposed.  Additionally, willfully falsifying certifications or affirmations may result in criminal penalties including fines and/or imprisonment.

If backup withholding applies, the Partnership is required to withhold [30.0]% of any payments made in 2003 to the holder.  Backup withholding is not an additional Federal income tax.  Rather, the amount withheld will be applied to the Federal income tax liability of persons subject to backup withholding.  If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

If a registered holder of Preferred Units has not been issued a TIN, and has applied for one or intends to apply for one in the near future, such person should write “Applied For” in the space provided for the TIN in Part I of the Form W-9, and sign and date the Form W-9.  If “Applied For” is written in Part I and the Partnership is not provided with a TIN within sixty (60) days following the date of the Form W-9, the Partnership will retain [30.0]% of all payments of the Redemption Price paid in 2003 to such person during that sixty (60) day period.  If such person furnishes the Partnership with his or her TIN within sixty (60) days of the date of the Form W-9, the Partnership shall remit such amounts retained during the sixty (60) day period to such person upon request and no further amounts shall be retained or withheld from payments made to such person thereafter.  If, however, such person has not provided the Partnership with his or her TIN within such sixty (60) day period, the Partnership shall remit such previously retained amounts to the Internal Revenue Service as backup withholding and shall withhold [30.0]% of all payments to such person made in 2003 until such person furnishes a TIN to the Partnership.

Non-U.S. holders of Preferred Units may incur a U.S. tax liability as a result of the redemption, including under the provisions of the Foreign Investment in Real Property Tax Act of 1980.  Additionally, the Partnership may be required to withhold a portion of the Redemption Price payable to non-U.S. holders.  An income tax treaty may reduce or eliminate the amount of any substantive tax or required withholding applicable to a particular non-U.S. holder.  Non-U.S. holders should file the appropriate completed Form W-8, which can be obtained from the Partnership, to minimize the amount that will be withheld from any payment of the Redemption Price to them.

Questions relating to redemption of the Preferred Units may be directed to the Partnership c/o Gables Residential Trust, Chief Financial Officer at (770) 436-4600.

October 17, 2003                                                                                                   Gables Realty Limited Partnership